                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                 June 26, 1996



                              MOVIE GALLERY, INC.
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            (Exact Name of Registrant as Specified in its Charter)



                                    DELAWARE
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                 (State or Other Jurisdiction of Incorporation)


          0-24548                                   63-1120122
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(Commission File Number)              (I.R.S. Employer Identification No.)


                 739 WEST MAIN STREET, DOTHAN, ALABAMA  36301
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  (Address of Principal Executive Offices)            (Zip Code)


                                (334) 677-2108
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               Registrant's Telephone Number, Including Area Code


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         (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5.   OTHER EVENTS.

  Movie Gallery, Inc. ("Movie Gallery") announced on June 26, 1996 that it expects a 2% to 3% decline in same-store sales for the second quarter of 1996 compared with earlier expectations of a 1% to 2% same-store sales increase for the quarter. As a result, revenues for the quarter are expected to approximate $51.5 million to $52.5 million, which, although more than double revenues for the second quarter last year, would be approximately $1.5 million to $2.5 million below Movie Gallery's original expectations. This revenue reduction is currently expected to have a $0.06 to $0.09 impact on second quarter net income per share. Movie Gallery attributes this performance primarily to abnormally hot and dry weather in the south and southwest, where the majority of Movie Gallery's stores are located, and to the continued softness in the video game rental market.

  Additionally, during the second quarter, Movie Gallery pursued several new programs designed to improve its cash flow in future periods, including the implementation of its point-of-sale and management information systems in more than 250 stores and the implementation of new rental policies and pricing in certain markets. Movie Gallery believes these programs affected its revenue growth for the period and is evaluating their effectiveness. Also, for the second consecutive quarter, Movie Gallery reduced its investment in videocassette inventory as a percentage of revenues versus the comparable period in the prior year, which is expected to have a positive impact on net operating cash flows. Movie Gallery continues to analyze the optimal level of rental purchases to maximize earnings and cash flow.

  As previously announced, Movie Gallery is also evaluating the adoption of a more conservative amortization policy for its videocassette inventory. Movie Gallery expects to announce a change within the next two weeks, and although the extent of this change has not been determined, we expect the new policy to be similar to policies recently adopted by other large specialty video store operators, which will result in a reduction in reported earnings.

  This Report contains forward-looking statements which are based upon current expectations and involve a number of risks and uncertainties. To take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that actual operations and results may differ materially from those expressed in the forward-looking statements by Movie Gallery. In particular, Movie Gallery's expectations with respect to revenues, same-store sales and impact on net income per share for the quarter ending June 30, 1996, are estimates based on incomplete data through June 24, 1996. Actual results will depend upon Movie Gallery's performance during the balance of the quarter and completion of the calculation of the results to date. Revenues for the balance of the quarter are subject to factors beyond the control of Movie Gallery, such as: (i) weather conditions; (ii) competition from special events or the release of new, "hit" movies into local theaters; and
(iii) increased competition from other video stores and from cable and pay-per-view television. Actual net income per share for the quarter will depend upon the level of revenues during the balance of the quarter and upon the actual costs and expenses incurred to date which are estimates only at this time. The final compilation of results of operations for the quarter may reflect lower revenues and greater net income per share impact than the estimates contained herein.

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      MOVIE GALLERY, INC.


                                          /s/ J. Steven Roy
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Date:  June 26, 1996                  By: J. Steven Roy, Senior Vice President